Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Second Quarter 2026 Results and Stock Price
LAKELAND, Fla., Aug. 3, 2026 Publix’s sales for the three months ended June 27, 2026 were $15.7 billion, a 1% increase from $15.6 billion in 2025. Publix’s sales for the six months ended June 27, 2026 were $31.9 billion, a 1.5% increase from $31.4 billion in 2025. The increase in sales for the three and six months ended June 27, 2026 compared to the three and six months ended June 28, 2025 was lower due to the impact of the Medicare maximum fair price (MFP) change effective January 1, 2026 which reduced drug prices for 10 drugs. The impact of the MFP change resulted in a decrease in sales. Additionally, sales were negatively affected by economic conditions impacting consumer spending.
Comparable store sales for the three months ended June 27, 2026 decreased 0.5%. Comparable store sales for the six months ended June 27, 2026 decreased 0.3%. The decrease in comparable store sales for the three and six months ended June 27, 2026 was primarily due to the impact of the MFP change and economic conditions impacting consumer spending.
Net earnings for the three months ended June 27, 2026 were $1.7 billion, compared to $1.4 billion in 2025, an increase of 20.5%. Earnings per share for the three months ended June 27, 2026 increased to $0.52 per share, up from $0.42 per share in 2025. Excluding the impact of net unrealized gains on equity securities in 2026 and 2025, net earnings for the three months ended June 27, 2026 would have been $1.1 billion, compared to $1 billion in 2025, an increase of 1.7%. Earnings per share for the three months ended June 27, 2026 would have been $0.33 per share, compared to $0.32 per share in 2025.
Net earnings for the six months ended June 27, 2026 were $2.5 billion, compared to $2.4 billion in 2025, an increase of 2.7%. Earnings per share for the six months ended June 27, 2026 increased to $0.76 per share, up from $0.73 per share in 2025. Excluding the impact of net unrealized gains on equity securities in 2026 and 2025, net earnings for the six months ended June 27, 2026 and June 28, 2025 would have been $2.2 billion. Earnings per share for the six months ended June 27, 2026 would have been $0.69 per share, compared to $0.68 per share in 2025.

These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective Aug. 1, 2026, Publix’s stock price decreased from $20.45 per share to $19.60 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“I’m grateful for our associates’ commitment to our customers, our communities and each other, especially during this difficult economic time,” said Publix CEO Kevin Murphy.
Non-GAAP Financial Measures
In addition to reporting financial results for the three and six months ended June 27, 2026 and June 28, 2025 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended June 27, 2026 and June 28, 2025:

	Three Months Ended
	June 27, 2026	June 28, 2025
	(Amounts are in millions, except per share amounts)
Net earnings	$1,657	1,375
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(799)	(446)
Income tax expense (1)	203	114
Net earnings excluding impact of fair value adjustment	$1,061	1,043
Weighted average shares outstanding	3,211	3,258
Earnings per share excluding impact of fair value adjustment	$0.33	0.32

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the six months ended June 27, 2026 and June 28, 2025:

	Six Months Ended
	June 27, 2026	June 28, 2025
	(Amounts are in millions, except per share amounts)
Net earnings	$2,451	2,386
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(332)	(223)
Income tax expense (1)	84	57
Net earnings excluding impact of fair value adjustment	$2,203	2,220
Weighted average shares outstanding	3,213	3,258
Earnings per share excluding impact of fair value adjustment	$0.69	0.68
(1)    Income tax expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,441 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 29 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###